EXHIBIT 5.1

800 Capitol Street, Suite 2200

Houston, Texas 77002

+1.713.354.4900

October 3, 2025

Microvast Holdings, Inc.

12603 Southwest Freeway, Suite 300

Stafford, Texas 77477

Microvast Holdings, Inc.
Issuance of Shares under Form S-3

Ladies and Gentlemen:

We have acted as counsel to Microvast Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale from time to time by the Company of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $125,000,000 (the “Placement Shares”), which may be issued and sold pursuant to the Controlled Equity OfferingSM Sales Agreement, dated as of October 3, 2025 (the “Sales Agreement”), by and among the Company, Cantor Fitzgerald & Co. and Needham & Company, LLC, a copy of which is being filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof.

In that connection, we have reviewed originals or copies of the following documents (the “Opinion Documents”):

(a)	The Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, in each case, as amended through the date hereof.

(b)	The Sales Agreement.

(c)	The shelf registration statement on Form S-3 (Registration No. 333-284496) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Commission on January 24, 2025 (such registration statement as so amended at the time of effectiveness, including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act, and the documents incorporated by reference therein, hereinafter collectively referred to as the “Registration Statement”).

(d)	The base prospectus, dated May 1, 2025 and forming a part of the Registration Statement with respect to the offering from time to time of the securities described therein, which was included as part of the Registration Statement at the time it became effective on May 1, 2025 (the “Base Prospectus”).

(e)	The prospectus supplement relating to the Placement Shares, dated October 3, 2025 (the “Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Prospectus Supplement, in the form first filed by the Company pursuant to Rule 424(b) under the Securities Act with the Commission, including the documents incorporated by reference therein, hereinafter collectively referred to as the “Prospectus”).

(f)	Such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents, we have assumed:

AOSHEARMAN.COM
Allen Overy Shearman Sterling US LLP is a limited liability partnership organized under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office at One Bishops Square, London E1 6AD.

(a)    The genuineness of all signatures;

(b)    The authenticity of the originals of the documents submitted to us;

(c)    The conformity to authentic originals of all documents submitted to us as copies; and

(d)    As to matters of fact, the truthfulness of the representations made in the Opinion Documents, and in certificates of public officials and officers of the Company.

(e)    That the Sales Agreement is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

We have not independently established the validity of the foregoing assumptions.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Placement Shares have been duly authorized for issuance by the Company, and when issued and delivered by the Company pursuant to the Sales Agreement in the manner described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

This opinion letter is provided solely in connection with the offering of the Placement Shares pursuant to the Sales Agreement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K of the Company being filed on or about the date hereof and to the use of our name in the Registration Statement and Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP

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